EXHIBIT 2.2
VOTING AGREEMENT
     This VOTING AGREEMENT (this “Agreement”), dated as of October 21, 2006, is entered into by and among Old National Bancorp, an Indiana corporation (the “Purchaser”), and certain stockholders of St. Joseph Capital Corporation, a Delaware corporation (the “Company”), each of whom is a Director of the Company and is identified on Schedule A attached hereto (each a “Stockholder” and collectively, the “Stockholders”).
     WHEREAS, simultaneously with the execution of this Agreement, Purchaser and the Company are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), which provides, among other things, for the merger of a subsidiary of the Purchaser with and into the Company with the Company continuing as the surviving entity (the “Merger”);
     WHEREAS, as of the date hereof, each Stockholder is the Beneficial Owner (as defined below) of the outstanding shares of Company Common Stock set forth opposite such Stockholder’s name in Schedule A (such Stockholder’s “Owned Shares”); and
     WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, Purchaser has required that each Stockholder enter into this Agreement; and
     WHEREAS, the Company has represented to the Purchaser in the Merger Agreement that the Board of Directors of the Company has approved the acquisition by the Purchaser of its rights under this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:
     Section 1. Certain Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement. In addition, for purposes of this Agreement:
     (a) “Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to any Stockholder, “Affiliate” shall not include the Company or the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.
     (b) “Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having both voting power and investment power (as determined pursuant to Rule 13d-3(a) under the Exchange Act) over such securities, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a

     “Group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder, and shall exclude any shares held by a Person in a fiduciary capacity where the beneficiary of the shares is not related to that Person.
     (c) “Beneficial Owner” with respect to any securities means a Person who has Beneficial Ownership of such securities.
     (d) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     (e) “Proposed Business Combination” means the Merger and the related transactions contemplated by the Merger Agreement.
     (f) “Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof (other than by operation of law), the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.
     Section 2. No Disposition.
     Subject to Section 4, each Stockholder agrees that from and after the date hereof, except as contemplated by this Agreement, such Stockholder will not (as a Stockholder, trustee or custodian) Transfer or agree to Transfer any of such Stockholder’s Owned Shares or any options or warrants or other rights held or owned by such Stockholder to acquire Company Common Stock (other than any transfer of an option or warrant to the Company in connection with the exercise of such option or warrant by such Stockholder) without Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed in the context of a Transfer to any member of the immediate family of such Stockholder or to any trust the Beneficial Ownership of which is held by such Stockholder, provided in each case that such transferee agrees, in a form satisfactory to Purchaser, to be bound by the terms of this Agreement), or grant any proxy or power-of-attorney with respect to any such Company Common Stock other than pursuant to this Agreement.
     Section 3. Agreement to Vote. Subject to Section 4, each Stockholder agrees that:
     (a) at such time as the Company conducts a meeting (including any adjournment thereof) of or otherwise seeks a vote or consent of its stockholders for the purpose of approving the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, such Stockholder will vote, or provide a consent with respect to, all Company Common Stock (including the Owned Shares) which, as of the relevant record date, such Stockholder has the power to vote, in favor of approving the Merger Agreement and the transactions contemplated by such Agreement, including the Merger, and

     (b) such Stockholder will (at any meeting of stockholders or in connection with any consent solicitation) vote all shares of Company Common Stock (including the Owned Shares) which, as of the relevant record date, such Stockholder has the power to vote, against, and will not consent to, any Acquisition Proposal with a Person other than Purchaser or any action that would or is designed to delay, prevent or frustrate the Proposed Business Combination. Without limiting the foregoing, it is understood that the obligations under clause (a) in this shall remain applicable in respect of each meeting of stockholders of the Company duly called for the purpose of approving the Merger Agreement and the transactions contemplated thereby, including the Merger, regardless of the position of the Company’s board of directors as to the Proposed Business Combination at the time of such meeting.
     Section 4. Limitation of Stockholder Agreements as to Owned Shares Beneficially Owned with Others to a “Best Efforts” Undertaking. The Purchaser acknowledges that no Stockholder represents or warrants that he or she has legal authority to compel any third person to take (or to omit from taking) any action in respect of any of that Stockholder’s Owned Shares. As to Owned Shares over which any third parties (such as spouses or other family members, or officers or directors of business entities that may have an interest) may share with any Stockholder voting power and investment power (as determined pursuant to Rule 13d-3(a) under the Exchange Act), any agreement of the Stockholder included in this Agreement as to such Owned Shares shall be limited to an agreement that such Stockholder shall use Stockholder’s best efforts to cause compliance with such agreements of such Stockholder with respect to such Owned Shares.
     Section 5. Additional Stock. Each Stockholder agrees that any additional shares of Company Common Stock or securities convertible into Company Common Stock acquired by such Stockholder or over which he or she acquires Beneficial Ownership or voting power or dispositive power, whether pursuant to existing stock option agreements, warrants or otherwise, shall be subject to the provisions of this Agreement.
     Section 6. Termination. This Agreement, and all rights and obligations of the parties hereunder (other than those set forth in shall terminate upon the earlier of: (i) the Effective Time of the Merger, or (ii) the date upon which the Merger Agreement is terminated pursuant to Article VII thereof without the Merger having been consummated.
     Section 7. Stockholder Capacity. No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such a director or officer, and this Agreement does not bind any a Stockholder in such person’s capacity as a director of officer. Each Stockholder executing this Agreement does so solely in such Stockholder’s capacity as the owner of record and/or Beneficial Owner of the Owned Shares or as having the power to vote or dispose of the Owned Shares and nothing herein shall limit or affect any actions taken or omitted to be taken by a Stockholder, in his or her capacity as an officer or director of the Company (including, for the avoidance of doubt, any action in the discharge of fiduciary duties in compliance with Section 4.12 of the Merger Agreement); provided, that nothing in this shall be deemed to permit any Stockholder to take any action on behalf of the Company that is prohibited by the Merger Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

OLD NATIONAL BANCORP
By:	/s/ Robert G. Jones
Robert G. Jones, President & Chief Executive Officer

[Signatures Continue on Following Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to duly be executed as of the day and year first above written.

MICHAEL R. LEEP, SR.	TODD B. MARTIN

/s/ Michael R. Leep, Sr.	/s/ Todd B. Martin

JOHN W. ROSENTHAL	MYRON C. NOBLE

/s/ John W. Rosenthal	/s/ Myron C. Noble

BRIAN R. BRADY	DAVID A. ECKRICH

/s/ Brian R. Brady	/s/ David A. Eckrich

JEFFREY V. HAMMES	BEN F. ZIOLKOWSKI

/s/ Jeffrey V. Hammes	/s/ Ben F. Ziolkowski

JACK K. MATTHYS

/s/ Jack K. Matthys

ARTHUR H. MCELWEE, JR.

/s/ Arthur H. McElwee, Jr.

SCHEDULE A

NAME	NUMBER OF SHARES
John W. Rosenthal	26,274
Brian R. Brady	14,150
David A. Eckrich	21,745
Jeffrey V. Hammes	47,049
Michael R. Leep, Sr.	32,150
Todd B. Martin	2,650
Jack K. Matthys	25,000
Arthur H. McElwee, Jr.	15,871
Myron C. Noble	25,000
Ben F. Ziolkowski	3,226

A-1